UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2012

Omnicare, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

1-8269	31-1001351
(Commission File Number)	(I.R.S. Employer Identification No.)

201 East 4th Street Cincinnati, Ohio 45202
(Address of Principal Executive Offices, Including Zip Code)

(513) 719-2600
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(e) Jeffrey M. Stamps, Executive Vice President and President - Long Term Care Group of Omnicare, Inc. (the “Company”), has resigned from the Company effective as of November 15, 2012. The Company and Mr. Stamps entered into a Separation Agreement, dated as of September 21, 2012. The Separation Agreement provides that, in accordance with Mr. Stamps' employment agreement, Mr. Stamps will receive an aggregate cash severance amount of $730,313, payable in equal installments over eighteen months. In addition, on the termination date, 76,989 shares of restricted common stock and options to purchase 20,057 shares of common stock previously granted to Mr. Stamps will become vested in accordance with Mr. Stamps' employment agreement. Mr. Stamps will also receive benefits and amounts due under the Company's welfare and pension benefit plans, and will be paid for unused and accrued vacation time. Mr. Stamps will be subject to noncompetition and nonsolicitation covenants for eighteen months following his resignation. In addition, the Separation Agreement contains a release of claims in favor of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ Alexander M. Kayne
Name: Alexander M. Kayne
Title: Senior Vice President, General Counsel and Secretary

Dated:  September 27, 2012